EXHIBIT 21

Subsidiaries of Sun New Media, Inc.

Sun New Media, Inc. has the following subsidiary companies:

•      Sun New Media Group Limited;

•      SE Global Equity Inc;

•      SE Global Capital Inc;

•      Sun Global Marketing Network Limited;

•      China Focus Channel Development (HK) Limited;

•      Sun New Media Holdings Limited;

•      Magzone Asia Pte Ltd;

•      Lifestyle Magazines Publishing Pte Ltd;

•      China Sports Television Production Limited;

•      William Brand Administer Limited; and

•      China Tradex Limited.